For more information, please contact:

AmTrust Financial Services, Inc.

Hilly Gross	Ronald E. Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
May 7, 2007

AmTrust Financial Services, Inc. Reports Record First Quarter
Net Income of $21.5 Million

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported record net income of $21.5 million and revenues of $140.3 million for the first quarter 2007. “We are pleased to be off to such an impressive start in 2007. These first quarter results confirm the validity of our strategic growth objectives and underscore the unique niche that AmTrust Financial continues to occupy in these specialized areas of insurance” stated Barry Zyskind, President and Chief Executive Officer.

First Quarter Overview:

The Company reported $21.5 in net income, or $0.36 per basic share, for the quarter ended March 31, 2007.

First Quarter Highlights:

•	Net income from continuing operations up 131.2% for the first quarter of 2007 compared to the first quarter of 2006
•	Quarterly earnings per diluted share was $0.36
•	Annualized quarterly return on equity for the first quarter was 24.5%
•	Book value per basic share was $6.01 (as of March 31, 2007)
•	GAAP combined ratio for the first quarter was 89.1%

First Quarter Results:

Revenue and comprehensive earnings:

Net revenue in the first quarter 2007 increased by $60.7 million or 76.3% to $140.3 million from $79.6 million in the first quarter 2006.

Net earned premium in the first quarter 2007 increased by $48.9 million or 70.1%, to $118.7 million from $69.8 million in the first quarter 2006. The increase is attributable to premium growth achieved through the successful integration of business acquired in renewal rights transactions as well as internal growth.

Net investment income, including realized gains and losses, in the first quarter 2007 increased by $10.6 million or 153.6% to $17.5 million from $6.9 million in the first quarter 2006. The primary reason for the increase is the growth in average invested assets during the period. Average invested assets for the three months ended March 31, 2007 were $825.1 million compared to $505.1 million for the three months ended March 31, 2006.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, was $20.8 million, or $0.35 per share for the three months ended March 31, 2007.

Expenses:

The Company’s loss ratio for the quarter ended March 31, 2007 was 62.8% compared to 62.7% for the quarter ended March 31, 2006.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense for the quarter ended March 31, 2007 increased by $11.0 million to $31.2 million from $20.2 million for the quarter ended March 31, 2006. Despite the increase, the expense ratio for the quarter ended March 31, 2007 decreased to 26.3% from 29.0% for the quarter ended March 31, 2006. The decrease is the result of the Company’s ability to leverage its current infrastructure.

Interest expense in the first quarter 2007 increased to $1.8 million from $1.2 million in the first quarter of 2006. The increase is the result of the issuance by the Company in July 2006 of $30.0 million of trust preferred securities.

Other Matters:

Shareholders’ Equity as of March 31, 2007 increased to $360.5 million from $299.5 million as of March 31, 2006.

As of March 31, 2007, the Company’s debt-to-capitalization ratio was 25.6%. The Company’s debt relates to the issuance by the Company of junior subordinated debentures in connection with three trust preferred security offerings, in which the Company participated in 2005 and 2006, and a $40 million junior subordinated debenture in connection with an offering in March 2007.

Conference Call:

On Tuesday May 8, 2007 at 10 a.m. ET, the Company will hold a conference call that can be accessed as follows:

Dial-in: 866.293.8973 or 913.312.6673
Passcode: 7161544

In order to participate in the conference call, you must register at: http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.

In addition, a telephonic replay will be available for seven days and can be accessed by dialing 719.457.0820 or 888.203.1112. Enter replay passcode 7161544.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational property and casualty insurance holding company, which, through its insurance affiliates, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement:

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company.

Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

###

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Gross written premium	$189,673	$123,278

Premium income
Net premiums written	$160,619	$110,753
Change in unearned premium	41,927	40,943
	118,692	69,810

Fee income	4,490	2,855
Investment income, net	11,391	5,335
Net realized gains	6,060	1,576
Other investment loss on managed assets	(290)	-
	21,651	9,766

Total revenue	140,343	79,576

Loss and loss adjustment expense	74,557	43,774
Policy acquisition expenses	14,583	8,323
Salaries and benefits	9,012	5,119
Other insurance general and administrative expense	7,574	6,783
Other underwriting expenses	3,113	1,944
	108,839	65,943

Income from continuing operations	31,504	13,633

Other income (expense)
Foreign currency gain (loss)	(510)	98
Interest expense	(1,804)	(1,213)
	(2,314)	(1,115)

Income from continuing operations before provision for income taxes	29,190	12,518

Provision for income taxes	8,002	3,259
Minority interest in net loss of subsidiary	(290)	-
Net income available to common shareholders	$21,478	$9,259

Earnings per common share	$0.36	$0.20

Weighted average number of diluted shares outstanding	59,968	44,463

Combined ratio	89.1%	91.7%
Annualized return on equity	24.5%	17.7%
Earnings per share	$0.36	$0.20
Comprehensive earnings per share	$0.35	$0.33

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006

Investments, cash and cash equivalents	$863,430	$785,871
Premiums receivables	187,991	147,779
Goodwill and intangible assets	29,904	29,369
Total assets	1,362,780	1,185,953
Loss and loss expense reserves	333,843	295,805
Unearned premium	376,324	323,155
Junior subordinate debt	123,714	82,476
Total stockholders' equity	$360,466	$340,478